Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Shell Company Report on Form 20-F of our reports dated December 16, 2022, except for Note 25, as to which the date is February 24, 2023, with respect to the consolidated financial statements of Zapp Electric Vehicles Limited as of September 30, 2022 and 2021 and for the years ended September 30, 2022 and 2021. We also consent to the reference to us under the heading “Statement by Experts” in this Shell Company Report on Form 20-F.

/s/ PKF Littlejohn LLP

London, United Kingdom

May 4, 2023